EXHIBIT 99.J

STATE OF ISRAEL
MINISTRY OF FINANCE

OFFICE OF THE LEGAL ADVISOR

State of Israel

Ministry of Finance

Jerusalem, Israel

February 19, 2025

Re:	Registration Statement of
the State of Israel on Schedule B
Registration Statement No. 333-238245

Ladies and Gentlemen:

I, the Legal Advisor to the Ministry of Finance of the State of Israel (“Israel”), have reviewed the above-referenced Registration Statement (the “Registration Statement”), the Prospectus dated May 20, 2020 (the “Prospectus”), the Prospectus Supplement dated February 11, 2025 (the “Prospectus Supplement”), the Fiscal Agency Agreement dated as of March 13, 2000, as amended by Amendment No. 1 to the Fiscal Agency Agreement dated as of February 24, 2004 and as amended by Amendment No. 2 to the Fiscal Agency Agreement dated as of January 5, 2016 (as so amended, the “Fiscal Agency Agreement”), between Israel and Citibank, N.A., as the fiscal agent, and the Underwriting Agreement dated February 11, 2025 (the “Underwriting Agreement” and, together with the Fiscal Agency Agreement, the “Agreements”) by and among Israel and BofA Securities, Inc., Citigroup Global Markets Inc., Deutsche Bank Aktiengesellschaft, Goldman Sachs & Co. LLC and J.P. Morgan Securities plc (collectively, the “Underwriters”), pursuant to which Israel has issued and offered for sale U.S.$ 2,500,000,000 aggregate principal amount of Israel’s 5.375% bonds due 2030 (the “2030 Bonds”) and U.S.$ 2,500,000,000 aggregate principal amount of Israel’s 5.625% bonds due 2035 (the “2035 Bonds” and, together with the 2030 Bonds, the “Offered Securities”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Underwriting Agreement.

The issuance of the Offered Securities has been authorized pursuant to the State Property Law of Israel.

It is my opinion that when the Offered Securities have been duly authorized, executed and delivered by Israel, authenticated in accordance with the Agreements and delivered to and paid for by the Underwriters as contemplated by the Registration Statement and the Agreements, the Offered Securities will constitute valid and legally binding direct and unconditional obligations of Israel under and with respect to the present laws of Israel.

It is also my opinion that the principal anticipated Israeli tax consequences of the purchase, ownership and disposition of the Offered Securities are as set forth in that section of the Prospectus Supplement entitled “Taxation – Israeli Taxation”.

I consent to the filing of this opinion as an exhibit to the Annual Report of the State of Israel on Form 18-K for the fiscal year ended December 31, 2023, and to the use of my name and title under the headings “Validity of the Bonds” in the Prospectus Supplement and “Validity of the Debt Securities” in the Prospectus. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission (the “SEC”) thereunder. I also consent to the reliance on this opinion by Arnold & Porter Kaye Scholer LLP as to any matter relating to the laws of Israel, in connection with any opinion required to be filed with or delivered to the SEC.

Very truly yours,

/s/ Asi Messing
Asi Messing The Legal Advisor Ministry of Finance

[Legal Advisor Opinion - Validity]